Exhibit 99.1

CVR ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of CVR Energy, Inc. as of, and for the nine-month period ended, September 30, 2012 have been derived from the unaudited historical financial statements of CVR Energy, Inc., which are included in CVR Energy, Inc.’s Form 10-Q for the period ended September 30, 2012. The unaudited pro forma consolidated statement of operations of CVR Energy, Inc. for the year ended December 31, 2011 has been derived from the audited historical financial statements of CVR Energy, Inc., which is included in CVR Energy, Inc.’s Form 10-K for the year ended December 31, 2011.

The unaudited pro forma consolidated balance sheet as of September 30, 2012 and the unaudited pro forma consolidated statements of operations for the nine-month period ended September 30, 2012 and year-ended December 31, 2011 have been adjusted to give effect to the following transactions:

•	CVR Energy, Inc. acquired Gary-Williams Energy Corporation (“GWEC”) on December 15, 2011 and the pro forma financial results include the results of GWEC from January 1, 2011 through December 15, 2011;

•	CVR Energy, Inc. and its subsidiaries formed CVR Refining, LP and received a non-economic general partner interest and 100% of the limited partner interests;

•

CVR Refining, LP offered and sold 24,000,000 common units to the public at a public offering price of $25.00 per unit and paid related commissions and expenses. Of the common units offered to the public, 4,000,000 common units were purchased by an affiliate of Icahn Enterprises;

•

CVR Refining, LLC (“Refining LLC”) and its wholly-owned subsidiary, Coffeyville Finance Inc., completed a private offering of $500.0 million in aggregate principal amount of 6.500% Second Lien Senior Secured Notes due 2022, the proceeds of which were used by Coffeyville Resources, LLC (“CRLLC”) to tender and redeem $447.1 million of First Lien Senior Secured Notes due 2015;

•	CVR Refining, LP used proceeds from the initial public offering to repay $222.8 million of Second Lien Senior Secured Notes due 2017;

•	CVR Refining, LP entered into an amended and restated ABL credit agreement in an aggregate principal amount of up to $400.0 million, replacing CRLLC’s position as borrower under the prior facility.

The pro forma adjustments have been prepared as if the transactions described above had taken place on September 30, 2012, in the case of the unaudited pro forma consolidated balance sheet, or as of January 1, 2011, in the case of the unaudited pro forma consolidated statements of operations.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that we would have achieved had the transactions described herein actually taken place at the dates indicated, and do not purport to be indicative of future financial position or operating results. The unaudited pro forma consolidated financial statements should be read in conjunction with the unaudited and audited financial statements of CVR Energy, Inc., the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in CVR Energy, Inc.’s Form 10-Q for the period ended September 30, 2012 and Form 10-K for the year ended December 31, 2011, respectively.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The pro forma adjustments and the assumptions included therein are described in the accompanying notes to the unaudited pro forma consolidated financial statements.

CVR Energy, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2012

	Actual as of September 30, 2012	Pro Forma Adjustments		Pro Forma as of September 30, 2012
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$988,197	$600,000	(a)	$1,287,440
		(31,000	)(b)
		500,000	(c)
		(8,739	)(d)
		(478,679	)(e)
		(20,117	)(e)
		(248,032	)(g)
		(12,112	)(g)
		(2,078	)(i)
Accounts receivable, net of allowance for doubtful accounts of $1,858	280,620	—		280,620
Inventories	524,359	—		524,359
Prepaid expenses and other current assets	32,517	872	(d)	27,600
		(3,339	)(e)
		(879	)(g)
		415	(i)
		(1,986	)(j)
Insurance receivable	1,233	—		1,233
Deferred income taxes	36,880	(28,457	)(k)	8,423
Income tax receivable	2,011	—		2,011

Total current assets	1,865,817	265,869		2,131,686
Property, plant, and equipment, net of accumulated depreciation	1,722,019	—		1,722,019
Intangible assets, net	291	—		291
Goodwill	40,969	—		40,969
Deferred financing costs, net	15,487	7,867	(d)	14,385
		(5,054	)(e)
		(3,087	)(g)
		1,663	(i)
		(2,491	)(j)
Insurance receivable	4,076	—		4,076
Other long-term assets	3,718	—		3,718

Total assets	$3,652,377	$264,767		$3,917,144

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and capital lease obligation	$1,127	$—		$1,127
Accounts payable	425,632	—		425,632
Personnel accruals	49,614	—		49,614
Accrued taxes other than income taxes	31,890	—		31,890
Income taxes payable	14,999	(11,766	)(l)	3,233
Due to parent	44,455	(16,951	)(l)	27,504
Deferred revenue	10,373	—		10,373
Other current liabilities	149,985	(20,117	)(e)	117,756
		(12,112	)(g)

Total current liabilities	728,075	(60,946)		667,129
Long-term liabilities:
Long-term debt and capital lease obligations, net of current portion	850,937	500,000	(c)	676,457
		(447,050	)(e)
		(6,603	)(f)
		(222,750	)(g)
		1,923	(h)
Accrued environmental liabilities, net of current portion	1,331	—		1,331
Deferred income taxes	408,943	(28,457	)(k)	516,526
		1,513	(1)
		134,527	(m)
Other long-term liabilities	36,979	—		36,979

Total long-term liabilities	1,298,190	(66,897)		1,231,293
Commitments and contingencies

Equity:
CVR stockholders’ equity:
Common stock $0.01 par value per share, 350,000,000 shares authorized, 86,929,660 shares issued	869			869
Additional paid-in-capital	582,534	372,547	(a)	789,554
		(31,000	)(b)
		(134,527	)(m)
Retained earnings	905,283	(40,022	)(e)	863,420
		6,603	(f)
		(29,248	)(g)
		(1,923	)(h)
		(4,477	)(j)
		27,204	(l)
Treasury stock, 98,610 shares, at cost	(2,303)	—		(2,303)
Accumulated other comprehensive income, net of tax	(1,266)	—		(1,266)

Total CVR stockholders’ equity	1,485,117	165,157		1,650,274

Noncontrolling interest	140,995	227,453	(a)	368,448

Total equity	1,626,112	392,610		2,018,722

Total liabilities and equity	$3,652,377	$264,767		$3,917,144

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

CVR Energy, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2012

	Actual as of September 30, 2012	Pro Forma Adjustments		Pro Forma as of September 30, 2012
	(in thousands, except share data)
Net sales	$6,686,573	$—		$6,686,573
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	5,211,817	—		5,211,817
Direct operating expenses (exclusive of depreciation and amortization)	319,542	—		319,542
Selling, general and administrative expenses (exclusive of depreciation and amortization)	147,779	—		147,779
Depreciation and amortization	97,411	—		97,411

Total operating costs and expenses	5,776,549	—		5,776,549

Operating income	910,024	—		910,024
Other income (expense):
Interest expense and other financing costs	(57,189)	24,019	(a)	(31,613)
		1,557	(b)
Interest income	515	—		515
Realized loss on derivatives, net	(80,426)	—		(80,426)
Unrealized loss on derivatives, net	(196,980)	—		(196,980)
Other income, net	794	—		794

Total other income (expense)	(333,286)	25,576		(307,710)

Income before income tax expense	576,738	25,576		602,314
Income tax expense	208,971	(25,249	)(d)	183,722

Net income	367,767	50,825		418,592
Less: Net income attributable to noncontrolling interest	29,339	92,082	(e)	121,421

Net income attributable to CVR Energy stockholders	$338,428	$(41,257)		$297,171

Basic earnings per share	$3.90			$3.42
Diluted earnings per share	$3.86			$3.39
Weighted-average common shares outstanding:
Basic	86,820,181			86,820,181
Diluted	87,580,588			87,580,588

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

CVR Energy, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2011

	Actual as of December 31, 2011	(c) Pro Forma Adjustments to Give Effect to the Gary Williams Acquisition	Pro Forma Adjustments		Pro Forma as of December 31, 2011
	(in thousands, except share data)
Net sales	$5,029,113	$2,645,531	$—		$7,674,644
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	3,943,514	2,198,404	—		6,141,918
Direct operating expenses (exclusive of depreciation and amortization)	334,052	97,388	—		431,440
Insurance recovery – business interruption	(3,360)	—	—		(3,360)
Selling, general and administrative expenses (exclusive of depreciation and amortization)	97,990	21,684	—		119,674
Depreciation and amortization	90,321	29,002	—		119,323

Total operating costs and expenses	4,462,517	2,346,478	—		6,808,995

Operating income	566,596	299,053	—		865,649
Other income (expense):
Interest expense and other financing costs	(55,809)	(5,300)	14,816	(a)	(44,162)
			2,131	(b)
Interest income	489	—	—		489
Realized loss on derivatives, net	(7,182)	(41,822)	—		(49,004)
Unrealized gain on derivatives, net	85,262	98	—		85,360
Loss on extinguishment of debt	(2,078)	—	—		(2,078)
Other income, net	844	122	—		966

Total other income (expense)	21,526	(46,902)	16,947		(8,429)

Income before income tax expense	588,122	252,151	16,947		857,220
Income tax expense	209,563	93,454	(38,880	)(d)	264,137

Net income	378,559	158,697	55,827		593,083
Less: Net income attributable to noncontrolling interest	32,783	—	121,850	(e)	154,633

Net income attributable to CVR Energy stockholders	$345,776	$158,697	$(66,023)		$438,450

Basic earnings per share	$4.00				$5.07
Diluted earnings per share	$3.94				$5.00
Weighted-average common shares outstanding:
Basic	86,493,735				86,493,735
Diluted	87,766,573				87,766,573

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

CVR ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

(1) Pro Forma Balance Sheet Adjustments and Assumptions

(a)	Reflects the issuance by CVR Refining, LP (“CVR Refining”) of 24,000,000 common units to the public at an initial public offering price of $25.00 per common unit resulting in aggregate proceeds of $600.0 million, of which 4,000,000 common units were purchased by an affiliate of Icahn Enterprises. Associated with this transaction is the entry to record the noncontrolling interest at approximately 16.3% of the total partners’ capital carrying value at CVR Refining, with the excess recorded to additional paid-in-capital for CVR Energy, Inc.

(b)	Reflects the payment of underwriting discounts, commissions and structuring fees of $27.5 million and other estimated offering expenses of $3.5 million which will be allocated to the newly issued public common units of CVR Refining and recorded in additional paid-in-capital for CVR Energy, Inc.

(c)	Reflects the issuance of $500.0 million principal amount of new notes issued by CVR Refining, LLC.

(d)	Reflects the capitalization and payment of financing costs, including professional fees incurred, of $8.7 million associated with the new notes, including the current amount of $0.8 million and the long-term amount of $7.9 million.

(e)	Reflects the repayment of indebtedness outstanding under the first lien notes of $447.1 million. $323.0 million of first lien notes were tendered at 107.2% and $124.1 million were redeemed at 106.75%. Reflects the payment of $20.1 million accrued interest at the repayment date of the notes. Reflects the write-off of previously deferred financing costs associated with the first lien notes of $8.4 million including the current amount of $3.3 million and the long-term amount of $5.1 million.

(f)	Reflects the recognition of the write-off of unamortized premium associated with tendered and redeemed first lien notes of $6.6 million.

(g)	Reflects the repayment of indebtedness outstanding under the second lien notes of $222.8 million with initial public offering proceeds. Second lien notes are redeemed through a combination of clawback and make-whole which approximates a repayment at 111.35%. Reflects the payment of $12.1 million accrued interest at the repayment date of the notes. Reflects the write-off of previously deferred financing fees associated with the second lien notes which includes $0.9 million of unamortized current deferred and $3.1 million of long-term.

(h)	Reflects the write-off of original issue discount on the second lien notes.

(i)	Reflects the deferred financing costs, including professional fees incurred, of $2.1 million associated with the Amended and Restated ABL credit facility which includes $0.4 million of current and $1.7 million of long-term deferred financing costs.

(j)	Reflects the write-off of previously deferred financing fees of $4.5 million associated with the previous ABL Credit facility, including the current amount of $2.0 million and the long-term amount of $2.5 million.

(k)	Reflects the change in deferred tax assets and deferred tax liabilities due to the reclassification of the net book versus tax basis difference associated with the investment in CVR Refining to a noncurrent deferred tax liability in conjunction with the initial public offering of CVR Refining. Deferred taxes historically were recorded based upon each separate component of the book versus tax basis difference of CVR Refining’s assets and liabilities.

(l)	Reflects the tax effect of the pro-forma balance sheet adjustments impacting retained earnings.

(m)	Reflects the deferred tax liability recorded associated with the difference between the book carrying value of CVR Energy’s investment in CVR Refining, LP and the tax basis resulting from gains recorded in additional paid-in-capital.

Pro Forma Statement of Operations Adjustments and Assumptions

(a)	Reflects the elimination of the interest associated with the tendered and redeemed first lien notes and repaid second lien notes and the inclusion of interest expense relating to the new notes at a rate of 6.5% as reflected below.

	Nine Months Ended September 30, 2012	Twelve Months Ended December 31, 2011
Elimination of historical interest expense on first lien notes	$(30,226)	$(23,000)
Elimination of historical interest expense on second lien notes	(18,168)	(24,316)
Estimated interest on new notes	24,375	32,500

Total reduction to interest expense	$(24,019)	$(14,816)

(b)	Reflects the amortization of debt issuance costs related to the new notes over a ten-year term and amortization of issuance costs related to the new ABL credit facility over a five-year term and the elimination of amortization of deferred financing fees associated with the tendered and redeemed first lien notes, repaid second lien notes, and previous ABL credit facility as reflected below.

	Nine Months Ended September 30, 2012	Twelve Months Ended December 31, 2011
Elimination of amortization of historical deferred financing fees associated with the first and second lien notes	$(3,184)	$(2,329)
Elimination of amortization of original issuance premium, net associated with the first and second lien notes	2,163	(364)
Elimination of amortization of historical deferred financing fees associated with the ABL credit facility	(1,955)	(1,331)
Amortization of issuance costs associated with the new notes	655	874
Amortization of issuance costs associated with the Amended and Restated ABL credit facility	764	1,019

Total decrease in amortization of financing fees	$(1,557)	$(2,131)

(c)	Reflects the inclusion of pro forma adjustments related to the acquisition of Gary-Williams Energy Corporation (“WEC”) which occurred on December 15, 2011. The unaudited pro forma adjustments include the financial results of WEC for the period from January 1, 2011 through the acquisition date of December 15, 2011 and give pro forma effect of the acquisition of WEC as if WEC had been acquired on January 1, 2011. The WEC acquisition was accounted for under the purchase method of accounting. The following pro forma adjustments are reflected for the acquisition.

•

Depreciation and amortization of the historical financial statements of WEC for the twelve months ended December 31, 2011 was increased by $13.2 million to reflect the estimated additional depreciation related to the increase in property, plant and equipment based on the fair market value of the acquired assets.

•

Interest expense for twelve months ended December 31, 2011 has been reduced by $29.0 million for the historical WEC interest expense associated with historical debt that was repaid by WEC prior to the closing of the acquisition.

•	WEC’s turnaround expenses recorded prior to the acquisition of $11.6 million for the twelve months ended December 31, 2011 have been eliminated to conform to the Company’s accounting method.

(d)	Reflects the tax effect of the adjustments attributable to the reduction to interest expense, amortization of financing fees, and the noncontrolling interest.

(e)	Reflects the removal of net income attributable to the noncontrolling interest.

(2) Pro Forma Net Income per Common Share

Pro forma net income per common share is determined by dividing the pro forma net income that has been adjusted for adjustments of interest expense, interest income, income tax expense and income attributable to the noncontrolling interest by the weighted average common shares outstanding to determine both the basic and diluted net income per common share. The pro forma adjustments do not impact the weighted average shares outstanding.

(3) Incremental Post-IPO Costs

Upon completion of CVR Refining’s initial public offering, CVR Refining anticipates incurring incremental general and administrative expenses as a result of being a publicly traded limited partnership, such as costs associated with SEC reporting requirements, including annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities and registrar and transfer agent fees. It is estimated that these incremental general and administrative expenses will be approximately $5.0 million per year. The unaudited pro forma consolidated financial statements do not reflect the $5.0 million in incremental expenses.

(4) Underwriters’ Purchase Option

In connection with CVR Refining’s sale of 24,000,000 common units to the public, the underwriters were offered a 30-day option to purchase up to an additional 3,600,000 common units at $25.00 per common unit, the same price offered to the public. The underwriters notified CVR Refining of their exercise in full of the option. The closing is anticipated to take place on January 30, 2013. The net proceeds from the exercise of the underwriters’ option to purchase additional common units (approximately $85.1) are not reflected in the unaudited pro forma consolidated financial statements. Upon the close of the exercise, the non-controlling interest in CVR Refining, LP will increase to 18.7% from the 16.3% reflected in the unaudited pro forma consolidated financial statements. CVR Energy will indirectly own approximately 81.3% of the outstanding common units of CVR Refining, LP after the close of the exercise.